Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

610.727.6900

ir@icg.com

ICG Acquires MSDSonline, a Cloud-Based Environmental, Health and Safety Compliance Solution

Acquisition Expands ICG’s Presence in the Government and Compliance Sector

Wayne, PA – April 2, 2012 – ICG Group, Inc. (Nasdaq: ICGE) today announced that it has acquired MSDSonline Inc. Based in Chicago, MSDSonline offers a suite of cost-effective, cloud-based solutions that help environmental, health and safety (EH&S) professionals more efficiently manage and reduce potential workplace and environmental hazards as part of their overall social responsibility and compliance programs.

ICG paid approximately $48 million for a 96% primary ownership stake, with MSDSonline management owning the residual. MSDSonline was breakeven on approximately $13 million of 2011 revenue and expects 2012 revenue of approximately $16 million, with increased profitability anticipated as it invests for growth.

“The continued growth of MSDSonline’s client base and its high client renewal rate is a testament to the real value that its cloud-based solutions bring to the EH&S market,” said Walter Buckley, CEO of ICG. “We believe this company is a clear leader in a rapidly growing market. It has a compelling value proposition, a solid track record of consistent growth and a very talented management team. The MSDSonline acquisition positions ICG to deliver stockholder value and augments our ability to address the vast market opportunity created by inefficiencies in the public sector and compliance-burdened organizations.”

According to the Occupational Safety & Health Administration (OSHA), more than five million facilities in North America handle hazardous chemicals. With increasing regulatory requirements, many of these facilities are looking for ways to more efficiently manage their hazardous chemical compliance needs. Serving an estimated $650 million market, most of which is still paper-based, the MSDSonline solution integrates a robust suite of capabilities that automates material safety data sheet (MSDS) management on one platform. In addition to these core hazardous chemical management features, EH&S professionals can also add regulatory compliance capabilities, such as injury and illness recordkeeping, on-demand workplace training and compliance education tool kits.

OSHA recently announced its adoption of the Globally Harmonized System (GHS), which changes the way chemical hazards are required to be classified and communicated to the workforce. As a result, businesses will be flooded with changes to current MSDS documents and labels that must be revised, rewritten and republished to comply with new GHS regulations and the revised hazard communication standard.

“MSDSonline is well positioned to continue to help EH&S professionals utilize technology to streamline their compliance responsibilities and mitigate the risks associated with workplace hazards,” said Glenn Trout, President and CEO of MSDSonline. “Now more than ever, with OSHA’s adoption of GHS serving as an important catalyst, safety professionals in virtually every industry are looking to technology solutions to help manage compliance and ensure the safety of their workforce.”

“We are excited to become an ICG company, as ICG provides extensive expertise in the cloud-based arena and is closely aligned with our vision for continued growth,” added Trout. “Together, we will continue to fuel our mission to provide our customers with innovative EH&S compliance management solutions and the highest quality service to help them operate more cost-effectively.”

ICG’s Government and Compliance Group, which includes GovDelivery and MSDSonline, is comprised of technology companies that serve the government or automate adherence to government compliance regulations. Governments are increasingly seeking more cost-effective solutions to operate and deliver services to their constituents, while government compliance has become increasingly burdensome and costly across industries. Companies that provide cloud-based solutions to automate these complex business processes are delivering compelling savings and efficiencies to enormous markets.

Building out ICG’s Government and Compliance Group will allow ICG to serve a large untapped market and positions the company to leverage its industry expertise and economies of shared resources. Cost synergies between ICG and this group will begin in 2012 and include savings in accounting, insurance, marketing communications, treasury, legal and M&A services. ICG will provide an update to its core consolidated revenue and EBITDA guidance on its first quarter earnings call.

About MSDSonline

Founded in 1996 and based in Chicago, MSDSonline is a leading provider of on-demand EH&S compliance solutions, offering products and services for managing and authoring material safety data sheets (MSDSs), managing hazardous chemical inventories, reporting workplace incidents, training employees and administering other critical EH&S information. The company’s mission is to provide sustainable solutions that help customers improve employee safety, streamline compliance and reduce potential exposures to workplace hazards and risks. MSDSonline has been recognized for the last five years on Inc. magazine’s list of America’s 5,000 fastest-growing private companies. More information is available online at http://www.MSDSonline.com and on the official company blog at http://blog.MSDSonline.com/.

About ICG Group, Inc.

ICG Group, Inc. (Nasdaq: ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve and automate critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market-changers and market-leaders. ICG is focused on building profitable businesses in these sectors by infusing them with management expertise, strategic and operational guidance, as well as growth capital.